Exhibit 10.28
RESTRICTED STOCK AWARD AGREEMENT
UNDER THE HCC INSURANCE HOLDINGS, INC.
2008 FLEXIBLE INCENTIVE PLAN
     This Restricted Stock Award Agreement (the “Agreement”) is entered into effective as of the date of grant set forth on the signature page below (the “Grant Date”) by and between HCC Insurance Holdings, Inc., a Delaware corporation (the “Company”), and the undersigned employee of the Company or its Subsidiary (“Employee”). Capitalized terms used herein and not otherwise defined herein (including the Definitions Appendix to this Agreement) shall have the meaning specified in the HCC Insurance Holdings, Inc. 2008 Flexible Incentive Plan, as amended (the “Plan”).
     WHEREAS, under the terms of the Plan the Committee may grant awards of shares of Restricted Stock to Participants in the Plan; and
     WHEREAS, Employee is an eligible Participant in the Plan; and
     WHEREAS, the Committee has approved an award of shares of Restricted Stock to Employee on the terms and conditions hereof and subject to the restrictions set forth herein as an incentive for Employee’s performance of services for the Company and/or its Subsidiaries;
     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the parties hereto agree as follows:
     1. Grant of Restricted Shares. As of the Grant Date, the Company hereby grants and conveys to Employee the number of shares of Restricted Stock specified on the signature page of this Agreement (the “Restricted Shares”).
     (a) All of the Restricted Shares shall be subject to the terms and provisions of the Plan, which are incorporated herein by this reference. Except to the extent expressly provided by the Plan, in the event of any conflict between the terms and provisions of this Agreement and those of the Plan, the terms and provisions of the Plan, including those with respect to the powers of the Committee, shall prevail and be controlling.
     (b) The Restricted Shares shall be registered in Employee’s name as of the Grant Date through a book entry credit in the records of the Company’s transfer agent, but shall be restricted as described herein during the period prior to the vesting of such shares in accordance with Section 3 (the “Restriction Period”). During the Restriction Period, any certificates representing the Restricted Shares shall carry a legend evidencing the restrictions of this Agreement. The terms of any such legend shall be determined by the Committee in its sole discretion.
     (c) If, from time to time during the Restriction Period, there is any stock dividend, stock split, reorganization, recapitalization, merger, or other event described in Section 14 of the Plan, any and all new, substituted, additional, or other securities to which Employee is entitled by reason of his ownership of the Restricted Shares shall be considered “Restricted Shares” for purposes of this Agreement and shall be subject to the restrictions described in Section 2 during the Restriction Period.

     (d) Subject to the restrictions set forth in Section 2, Employee shall have all the rights of a stockholder with respect to the Restricted Shares, including any applicable voting and dividend rights.
     2. Restrictions.
     (a) During the Restriction Period, Employee shall not sell, transfer, pledge, assign, alienate, hypothecate, or otherwise encumber or dispose of the Restricted Shares other than by will or the laws of descent and distribution. Any attempt to do so contrary to the foregoing shall be null and void.
     (b) Except as specifically provided in Section 3, if the employment of Employee with the Company is terminated, voluntarily or involuntarily, prior to the end of the Restriction Period, all of the unvested Restricted Shares shall be forfeited and returned to the Company without the payment of any consideration, and Employee shall have no rights with respect to such forfeited Restricted Shares. For purposes of this Agreement, Employee shall be considered to be an employee of the Company for so long as Employee is a common law employee of the Company or any Subsidiary, and Employee’s employment relationship with an entity that was a Subsidiary shall be deemed to have terminated as of the date on which such entity ceased to be a Subsidiary (even if Employee does not experience a common law termination of employment at such time).
     3. Vesting. The Restricted Shares granted hereunder shall fully 100% vest, and the restrictions imposed pursuant to Section 2 shall lapse, immediately on the first to occur of the following events:
     (a) on May 31, 2013, provided that Employee is still employed by the Company or its Subsidiary on such date;
     (b) the date of Employee’s death;
     (c) the date Employee terminates employment with the Company and its Subsidiaries due to Employee’s Disability;
     (d) the date Employee’s employment with the Company and its Subsidiaries is involuntarily terminated by the Company other than for Cause (Employee’s employment with the Company shall be considered involuntarily terminated by the Company other than for Cause if Employee is transferred to or employed by an entity other than the Company or a Subsidiary in connection with a divestiture, spinoff, outsourcing, or similar business transaction, even if Employee does not experience a common law termination of employment in connection with such event or transaction);
     (e) the date Employee terminates employment with the Company and its Subsidiaries for Good Reason; and
     (f) the date of a Change in Control of the Company, without regard to whether the employment of Employee is terminated.
Except as provided in this Section 3, the Restricted Shares shall not vest.

     4. Delivery of Share Certificates; Compliance with Securities Laws. Upon the vesting of any Restricted Shares granted hereunder, the Company shall direct its transfer agent to record such shares as unrestricted or to deliver to Employee certificates evidencing such  shares. If certificates are delivered to Employee, such certificates shall not bear the legend referenced in Section 1(b). Nothing herein shall obligate the Company to register the Restricted Shares pursuant to any applicable securities law or to take any other affirmative action in order to cause the issuance or transfer of the Restricted Shares to comply with any law or regulation of any governmental authority. Employee will enter into such written representations and agreements as the Company may reasonably request to comply with any securities law. The Company shall not be required to issue any shares prior to: (a) the obtaining of any approval from any governmental agency which the Company determines to be necessary or advisable; and (b) the Employee’s payment to the Company of any federal, state or local tax or other withholding owed by Employee as a result of vesting of the Restricted Shares.
     5. Tax or Legal Consequences; Tax Withholding.
     (a) Employee shall be responsible for his own tax liability that arises as the result of this Agreement. Employee acknowledges and understands that (i) he may make an election under Section 83(b) of the Code within 30 days after the Grant Date and (ii) the Company provides no legal or tax advice to Employee and advises him to consult with a qualified attorney or tax advisor.
     (b) Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding payment to the Company of, the aggregate amount of any federal, state, and local taxes, and any other taxes that the Company is required to withhold in connection with the Restricted Shares. The Company shall have the right to deduct any such taxes from any amounts paid to Employee by the Company or any Subsidiary or to withhold the appropriate number of unrestricted shares upon vesting of the Restricted Shares to satisfy such withholding requirements.
     6. Confidential Information. The purpose of the Plan is to attract, retain and reward employees; to increase employees’ stock ownership and identification with the Company’s interests; to provide incentive for remaining with and enhancing the value of the Company and its Subsidiaries over the long-term; and to protect the Company’s Confidential Information (defined below). During Employee’s employment with the Company, the Company agrees to provide Employee with new Confidential Information to which the Employee has not previously had access and of which Employee has not had previous knowledge. “Confidential Information” includes information about the Company’s business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information thus includes, without limitation, any information the Company discloses to Employee, either directly or indirectly, in writing, orally or by inspection of tangible objects, including without limitation, information and technical data contained in the Company’s manuals, booklets, publications, materials and equipment of every kind and character, as well as documents, prototypes, samples, prospects, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operations, techniques, technology, formulas, software, improvements, financial and marketing information, pricing, premium and quote information, forecasts, research, and the identity of any customers and consultants. In exchange for the Company’s promises to provide Employee with the

Confidential Information under this Agreement, Employee agrees that Employee shall not, either during the period of Employee’s employment with the Company or at any time thereafter, disclose to anyone, including, without limitation, any person, firm, corporation, or other entity, or publish, or use for any purpose, any Confidential Information, except as properly required in the ordinary course of the Company’s business or as the Company specifically directs and authorizes.
     7. Notices. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by the party in a notice mailed or delivered to the other party. Unless and until some other address is so designated, all notices or communications by Employee to the Company shall be mailed or delivered to the Company, care of its General Counsel, at 13403 Northwest Freeway, Houston, Texas 77040-6094, and all notices or communications by the Company to Employee shall be mailed or delivered to Employee’s address specified on the signature page to this Agreement.
     8. Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by the Company and Employee, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. To the maximum extent permitted by law, (a) no waiver that may be given by a party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such party or the right of the party giving such notice or demand to take further action without notice or demand.
     9. No Right to Continued Service. This Agreement does not confer upon Employee any right to remain in the employ of the Company or any Subsidiary, nor shall it interfere in any way with the right of the Company and its Subsidiaries to terminate or change the conditions of his employment at any time.
     10. Dividend and Voting Rights. Subject to the restrictions contained in this Agreement, Employee shall have the rights of a stockholder with respect to the Restricted Shares, including the right to vote all such Restricted Shares, including the unvested Restricted Shares, and to receive all dividends, paid or delivered thereon, from and after the date hereof. In the event of forfeiture of the Restricted Shares pursuant to Section 2 or 3, Employee shall have no further rights with respect to such Restricted Shares. The forfeiture of the Restricted Shares pursuant to Section 2 or 3 hereof shall not create any obligation to repay cash dividends received as to such Restricted Shares, nor shall such forfeiture invalidate any votes given by Employee with respect to such Restricted Shares prior to forfeiture.
     11. Successors and Assigns; Binding Effect. This Agreement, and the rights and obligations of the parties hereunder, may not be assigned by any party hereto other than by will or the laws of descent and distribution. All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors, and permitted assigns.

     12. Entire Agreement. This Agreement, along with the Plan and any other written agreement between the parties specifically incorporated herein by reference, sets forth the entire understanding of the parties hereto with respect to the grant of the Restricted Shares to Employee. Any and all previous agreements, promises, representations and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.
     13. Interpretation. The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. When a reference is made in this Agreement to a Section, such reference is to a Section of this Agreement unless otherwise specified. The terms “include”, “includes”, and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation”, unless otherwise specified. A reference to any party to this Agreement or any other agreement or document shall include such party’s predecessors, successors, and permitted assigns. Reference to any law means such law as amended, modified, codified, replaced, or reenacted, and all rules and regulations promulgated thereunder. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement, and shall not affect in any way the meaning or interpretation of this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement; therefore any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.
     14. Employee Acknowledgment. Employee acknowledges that (a) he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) he has read this Agreement and understands its terms and conditions, (c) he has had ample opportunity to discuss this Agreement with his legal counsel and tax advisors prior to execution, and (d) no strict rules of construction shall apply for or against the drafter or any other Party. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held invalid or otherwise unenforceable by a court of competent jurisdiction, the Parties hereby agree and confirm that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law.
     15. Compliance with Code Section 409A. The Restricted Shares awarded under this Agreement are not intended to be subject to Code Section 409A, including the authoritative guidance issued thereunder, and shall be interpreted and administered to be exempt from the application of Section 409A.
     Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided herein would be subject to additional taxes and interest under Code Section 409A because the timing of such payment is not delayed as provided in Section 409A for a “specified employee” (within the meaning of Section 409A), then if Employee is a “specified employee,” any such payment that the Employee would otherwise be entitled to receive during the first six months following his separation from service from the Company shall be accumulated and paid, within ten (10) days after the date that is six months following Employee’s date of separation from service from the Company, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon Employee’s death.
     16. Survival of Certain Provisions. Wherever appropriate to the intention of the Parties, the respective rights and obligations of the Parties hereunder shall survive any termination or expiration of this Agreement.
     17. Severability. Any provision of this Agreement which is invalid or unenforceable in any applicable jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
     18. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflicts of laws principles thereof. To the maximum extent practicable, this Agreement calls for performance and shall be performable at the offices of the Company in Houston, Harris County, Texas and venue for any dispute arising hereunder shall lie exclusively in the state and/or federal courts of Harris County, Texas, and the Southern District of Texas, Houston Division, respectively. The parties hereby waive any objection that such venue or forum is inconvenient.
     19. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. The parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures which shall be deemed original signatures thereof.
     20. EXPIRATION OF AGREEMENT. IF THIS AGREEMENT IS NOT SIGNED AND RETURNED TO THE COMPANY WITHIN 30 DAYS AFTER THE GRANT DATE, THIS AGREEMENT AND THE RESTRICTED STOCK AWARD PROVIDED FOR HEREIN SHALL BE NULL AND VOID, IN ITS ENTIRETY, AS OF THE GRANT DATE.
[SIGNATURE PAGE TO RESTRICTED STOCK AWARD AGREEMENT]
[Signature page follows.]

DEFINITIONS APPENDIX
     “Cause” shall mean any of the following:
(i)	Material dishonesty by Employee which is not the result of an inadvertent or innocent mistake of Employee with respect to the Company or any of its Subsidiaries;

(ii)	Willful misfeasance or nonfeasance of duty by Employee;

(iii)	Material violation by Employee of any material term of his then-current employment agreement with the Company; or

(iv)	Conviction of Employee of any felony, any crime involving moral turpitude, or any crime (other than a vehicular offense not involving DUI or personal injury) which in some material fashion results in the injury of the Company’s and any of its Subsidiaries’ reputation, business, or business relationships.
     Employee may not be terminated for Cause unless and until there has been delivered to Employee written notice from the Board supplying the particulars of Employee’s acts or omissions that the Board believes constitute Cause, a reasonable period of time (not less than 30 days) has been given to Employee after such notice to either cure the same or to meet with the Board, with his attorney if so desired by Employee, and following which the Board reaffirms that Employee has been terminated for Cause as of the date set forth in the final notice to Employee.
     “Disability” means the inability of Employee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Employee shall be considered to have a Disability for purposes of this Agreement (i) if he is determined to be totally disabled by the Social Security Administration or (ii) if he is determined to be disabled under the Company’s long-term disability plan in which Employee participates and if such plan defines “disability” in a manner that is consistent with the immediately preceding sentence.
     “Good Reason” means any of the following (without Employee’s express written consent):
(i)	A material diminution in Employee’s authority, duties or responsibilities;

(ii)	A material diminution in Employee’s Base Salary (as defined in Employee’s then-current employment agreement with the Company);

(iii)	A relocation of the Company’s principal executive offices, or Employee’s relocation to any place other than the principal executive offices, exceeding a distance of fifty (50) miles from the Company’s current executive office located in Houston, Texas, except for reasonably required travel by Employee on the Company’s business;

(iv)	Any material breach by the Company of any provision of his then-current employment agreement with the Company; or

(v)	The termination or replacement of Employee as CEO of the Company, including after a Change of Control.
     However, Good Reason shall exist with respect to a matter specified above only if such matter is not corrected by the Company within thirty (30) days after the Company’s receipt of written notice of such matter from Employee. Any such notice from Employee must be provided within thirty (30) days after the initial existence of the specified event. In no event shall a termination of employment by Employee occurring more than ninety (90) days following the initial date of an event described above be a termination for Good Reason due to such event.
     “Parties” means, collectively, the Company and the Employee. (“Party” means either the Company or the Employee).

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